Equity Interest Transfer Agreement on Equity Interest of Jinzhou Halla Electrical Equipment Co., Ltd.

Party A: Wonder Auto Limited
Party B: Jinzhou Halla Investment Co., Ltd

Whereas the Party A is the foreign investor of Jinzhou Halla Electrical Equipment Co., Ltd (“Jinzhou Halla”), Jinzhou Hall was founded as a Sino-foreign joint venture enterprise upon approval by Jinzhou Foreign Economic Commission at March 21, 1996 with a registered capital of USD31.9 million;

Whereas the Party A intends to transfer a 1.10% equity interest in Jinzhou Halla;
Whereas the Party B is a legal entity, and willing to purchase the equity interest from Party A to participate in the existing business of Jinzhou Halla;

1.	The Party A agrees to transfer a 1.10% equity interest in Jinzhou Halla to Party B;
2.	The Party B agrees to purchase the 1.10% equity interest Party A owns in Jinzhou Halla;
3.	The equity interest transfer contemplated by this Agreement has been reviewed and approved by the Boards of Directors of both Party A and Party B;
4.
The Board of Directors of Jinzhou Halla held a full meeting to review the equity interest transfer contemplated by this Agreement, and a Board Resolution was passed approving this Agreement, the equity interest transfer contemplated hereby and related issues;

5.
Both the Party A and the Party B fully understand their respective responsibilities with regard to the equity interest transfer contemplated hereby, and all agreed to implement the share transfer according to governing laws.

Now, Therefore, Both parties under the relevant PRC laws and regulations, through friendly consultations, the principle of equality and mutual benefit, the share transfer agreement is signed, and the Parties agree to abide by:

Article 1 Parties of This Agreement

1.1 Transferor: Wonder Auto Limited (“Party A”)
Legal address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands
Legal person: Qingjie Zhao
Nationality: The People’s Republic of China
1.2 Purchaser: Jinzhou Halla Investment Co., Ltd. (“Party B”)
Legal address: No. 16, Yulu Street, Taihe District, Jinzhou City, Liaoning Province, P.R. China
Legal person: Hao Zhang
Nationality: The People’s Republic of China

Article 2 Location of Signing this Agreement

2.1 The location of signing this Agreement: Jinzhou City, Liaoning Province, P.R. China.

Article 3 Transfer Target and Consideration

3.1 The Party A agrees to transfer a 1.10% equity interest in Jinzhou Halla to Party B;
3.2 The Party B agrees to purchase the above said equity interest;
3.3 Both Parties agreed that the consideration shall be determined in accordance with the results of the valuation report of Jinzhou Halla on the base date of September 30, 2010;
3.4 Both Parties agree that the consideration shall be RMB11.35 million, and actual payment shall be effected in equivalent amount of U.S. dollars;
3.5 The Party A guarantees that the equity interest transfer to Party B is of its full independent enjoyed rights with no pledge, no involvement in any disputes or litigation.

Article 4 Payment of the Consideration

4.1 Within 90 days after entry into force of this Agreement, Party B shall pay the full amount of the consideration stipulated in this Agreement to Party A; provided, however, that if full payment of the consideration is not received in accordance with the terms hereof, the equity interest transfer contemplated by this Agreement shall be null and void.
4.2 Party B shall effect payment into the bank account designated by Party A.

Article 5 Equity Interest Transfer

5.1 Within 90 days of entry into force of this Agreement and assuming all consideration has been paid in full, the Parties shall jointly commission the Board of Directors of Jinzhou Halla for registrations of the equity interest transfer;
5.2 Changes in registration of the above equity interest shall be done within 90 days after entry into force of this Agreement.

Article 6 Rights and Responsibilities of Both Parties

6.1 After completion of the ownership change in registration, The Party B will become a 1.10% shareholder of Jinzhou Halla and enjoy the corresponding rights and interests;
6.2 The Party A and Party B shall keep all information related to this transfer and related matters confidential until the completion of the transfer contemplated by this Agreement;
6.3 The Party B shall effect payment of the consideration at the time required by and otherwise in accordance with stipulations of this Agreement;
6.4 The Party A shall provide necessary cooperation and assistance to Party B for authority approval, change in registration, etc.;
6.5 Upon the date of signing of this Agreement, the Party A shall transfer its ownership of a 1.10% equity interest in Jinzhou Halla to the Party B and the Party A shall no longer have any rights of the transferred equity interest contemplated in this Agreement;
6.6 The Party A promises to keep strictly confidential, including, without limitation, ensuring that its shareholders and/or officers or employees with access to special information maintain the confidentiality of, all confidential or proprietary information of Jinzhou Halla (including, but not limited to, financial status, customers, supplier resources, intellectual property, business operations, techniques, know-how, marketing, sales, formulae, ideas, costs, pricing and business channels etc.), these obligations shall prohibit, without limitation, any kind of disclosure to a third party, or any use for or application to its own business.

Article 7 Breach of Contract

7.1 After signing of this Agreement, any Party that fails to perform or fully comply with the provisions of this Agreement shall be deemed in breach of contract. The breaching party shall be liable for all direct economic losses incurred by the non-breaching party;
7.2 In case one party is in breach of contract, the non-breaching party has the right to request the breaching party to continue performance of this Agreement and, if the breaching party fails to perform all of its obligations hereunder required to be performed as of such time within ten (10) days of any such request, the non-breaching party shall be entitled to terminate this Agreement.

Article 8 Change and Relieve of This Agreement

8.1 Any change of this Agreement shall require the consent of both parties in written form. In case no agreement is reached, the existing terms of this Agreement shall remain in force;
8.2 The two parties agreed that to sign and stamp on a written consent when termination of this Agreement is unavoidable.

Article 9 Applicable Laws and Dispute Settlement

9.1 The applicable laws of this Agreement is the laws of the People’s Republic of China;
9.2 Any disputes arising from the performance of this Agreement or in connection with this Agreement shall be settled through friendly negotiations by both parties; if the negotiations fail, either party has the right to sue in a court.

Article 10 Entry into Force of This Agreement and Miscellaneous

10.1 This Agreement shall entry into force upon signing and stamping in three (3) original copies, one for Party A and Party B respectively, and one for relevant authority for approval purpose.

Party A: Wonder Auto Limited

Legal person (authorized representative): _________________

Signing date: _________________

Party B: Jinzhou Halla Investment Co., Ltd.

Legal person (authorized representative): _________________

Signing date: _________________